Exhibit 10.13

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SAND MINING AND REFINING AGREEMENT

This Sand Mining and Refining Agreement (the “Agreement”) is made effective the 23rd day of January, 2012 by and between Green Field Energy Services, Inc. (“GFES”) a Delaware corporation whose address for the purposes hereof is 4023 Ambassador Caffery Pkwy, Suite 200, Lafayette, Louisiana 70503, and Alliance Consulting Group, L.L.C. a Louisiana limited liability company whose address for the purposes hereof is 3201 General DeGaulle Drive, Suite 200, New Orleans, Louisiana 70114. Hereinafter, Alliance Consulting Group, L.L.C. and its affiliates shall be collectively referred to as “ACG”.

Recitals

GFES entered into a certain lease agreement with Mass Prentis Blackwell, Jr., as landlord (together with any successor landlord, “Landlord”), the owner of the fee simple interest in the Wet Facilities (as defined below), dated as of October 1, 2011 and more particularly described on Schedule 1 attached hereto and incorporated herein by reference (together with any amendments, modifications, extensions, assignments, renewals or substitutions, the “Subject Lease”) for the premises located in St. Tammany Parish, Louisiana and Pearl River County, Mississippi, which premises are more particularly described on EXHIBIT A attached hereto and incorporated herein by reference (the “Wet Facilities”).

GFES desires for ACG to mine, transport, and refine (collectively, “Process”) the sand removed from the Wet Facilities under the terms and conditions of this Agreement. GFES will commit to cause ACG to mine, transport, and refine at least three million tons of Sand (as defined below) for GFES’ benefit.

ACG will refine sand at the Dry Facility into 20/40 API quality sand (“20/40 Grade Sand”), 30/50 API quality sand (“30/50 Grade Sand”), 40/70 API quality sand (“40/70 Grade Sand”), and 100 mesh API quality sand (“100 Mesh Sand”, together with the 20/40 Grade Sand, the 30/50 Grade Sand and the 40/70 Grade Sand, the “Sand”).

The Sand will be refined at ACG’s refinery located on Highway 11, situated in Section 22, T6S, R17W and the NW  1/4 of Section 27, T6S, R17W, City of Picayune, Pearl River County, Mississippi (the “Dry Facility”).

Agreement

Now therefore, for good and valuable consideration, the Parties agree as follows:

1. Construction of Mining Facility. ACG will provide and construct at its costs all necessary equipment (a) on the Wet Facilities needed to mine, or cause to be mined, the Sand from the Wet Facilities, and (b) on the Dry Facility needed to refine and process the Sand delivered from the Wet Facilities. ACG will pay all costs and expenses associated with the mining, transporting, refining, and Processing of the Sand. ACG will have the Wet Facilities and Dry Facilities fully operational and prepared to deliver Sand to GFES by June 22, 2012 (the “Mining Start Date”).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2. Mine Operator. ACG is hereby designated as the mine operator of each of the Wet Facilities. ACG will not have the right to assign or transfer any rights, duties or obligations of ACG to another party except with the consent of GFES, which such consent shall not be unreasonably withheld. GFES shall have the right of first refusal to lease, at fair market value, the property and equipment comprising the Dry Facility and the equipment located on the Wet Facilities owned by ACG, in the event that (1) ACG becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of creditors or commits any act of bankruptcy or seeks relief under laws providing for the relief of debtors; or (2) a receiver is appointed for ACG or for substantially all of its property and/or affairs; or (3) ACG has committed a material breach of any substantive provision hereof or fails to perform its duties hereunder in a reasonable and prudent manner, or fails to rectify such default within thirty (30) days after notice from GFES. Prior to the effective date of removal, ACG will deliver promptly to ACG’s successor the possession of everything owned by GFES pursuant to this Agreement.

3. Authority and Duties of ACG

3.1 Exclusive right to operate. Unless otherwise provided herein, ACG will have the exclusive right and duty to conduct all operations pursuant to this Agreement. In performing services under this Agreement, ACG will be an independent contractor, not subject to the control or direction of GFES. Neither ACG nor GFES will be deemed to be, or will hold itself out as, the agent or fiduciary of the other.

3.2 Workmanlike conduct. ACG will conduct all operations in a good and workmanlike manner, as would a prudent ACG under the same or similar circumstances. ACG will use its best equipment, personnel, and consumables (“Best Resources”) in the performance of the work and services under this Agreement, and GFES will have the priority over any third party for the use of ACG’s Best Resources for up to 1,000,000 tons of Processed Sand per year, in accordance with Section 4.1. Unless otherwise provided, ACG will consult with GFES and keep it informed of all important matters. ACG will diligently conduct the operation of the mines and refinery without unreasonable delay.

3.3 Liens and encumbrances. ACG will endeavor to keep the Subject Lease and Wet Facilities free from all liens and encumbrances.

3.4 Employees. ACG will select employees and determine their number, hours of labor and compensation. Such employees will be employees of ACG and/or any of its affiliates.

3.5 Records. ACG will keep accurate books, accounts and records of operations hereunder which, unless otherwise provided for in this Agreement. ACG will make such records available to GFES for review and audit within fifteen (15) days from GFES’ written request to review and audit such records.

3.6 Compliance. ACG will comply with and require all agents and contractors to comply with all applicable laws, rules, regulations and orders of any governmental agency having jurisdiction.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.7 Mining. ACG and/or any of its affiliates will employ its equipment and personnel in the conduct of all mining operations, and will ensure all mining operations are conducted by qualified and responsible personnel.

3.8 Reports. ACG will make reports to governmental authorities that it has a duty to make and will furnish copies of such reports to GFES. ACG will give timely written notice to GFES of all litigation and hearings of which it has notice affecting the Subject Lease or operations hereunder.

3.9 Safety. ACG will perform, and will cause all ACG Personnel to perform, all work and services under this Agreement in accordance with the most stringent of safety regulations, precautions, and procedures reasonably practicable, employing all necessary or desirable protective equipment and devices, whether suggested or required by safety associations, government agencies, municipalities, or otherwise. ACG will indemnify and hold GFES harmless from all citations or complaints which may be assessed against GFES by any federal, state or other job-safety and health-enforcement agencies or by any ACG personnel based upon any and all alleged unsafe or unhealthy working conditions created or caused by ACG or ACG personnel, including holding GFES harmless from any and all attorneys’ fees and other costs, damages, losses or liabilities of any kind incurred in connection with said citations or complaints. ACG will notify GFES of any incident arising out of or relating to the services arising under this Agreement resulting in personal injury to any person or damage to or loss of personal property and will furnish GFES a report within a reasonable amount of time, of the incident summarizing all relevant facts.

3.10 Information. ACG will furnish GFES the following information pertaining to each mine:

(a) copy of any applications for permit to mine and all amendments thereto, and a copy of the permit issued;

(b) copies of any test results, analyses or similar information generated by or for ACG;

(c) copies of reports made to any regulatory agencies;

(d) records of all sand and aggregate removed from the Wet Facilities; and

(e) all other reasonable information, available to ACG, pertaining to any sand or aggregate mined or processed pursuant to this Agreement.

4. Quantity of Sand.

4.1. Right of First Refusal; Minimum Processing Amount. GFES shall have the right of first refusal on 1,000,000 tons of the Dry Plant capacity per year, with a minimum guarantee to Process 40,000 tons of Processed Sand per month, which first delivery of Sand will be June 22, 2012. GFES expressly acknowledges that the general production capacity of a particular sand grade usually cannot exceed seventy percent (70%) of the overall capacity of the Dry Facility (the “70% Threshold”). For example, if the monthly capacity of the Dry Facility is 100,000 tons, then the 70% Threshold would be 70,000 tons of a particular grade of Sand. ACG shall have the unrestricted rights to the excess capacity of the Dry

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Facility, estimated to be approximately 200,000 tons per year (the “ACG Capacity”). Further, in the event that the Dry Facility capacity is expanded beyond the currently estimated total capacity of 1,200,000 tons per year, ACG shall have the unrestricted rights to any and all expanded capacity in excess of said estimated total capacity. In no event with the ACG Capacity interfere with or delay the capacity to which GFES has the right of first refusal. For the purposes of this Agreement, a “ton” equals 2,000 pounds.

4.2 Forecasts. Beginning April 1, 2012, and thereafter on or before the first day of January, April, July, and October of each calendar year, GFES will deliver to ACG a non-binding forecast prepared in good faith that sets forth the total quantity of each type of Sand that GFES reasonably anticipates it will need to purchase from ACG during the following two calendar quarters (for example, the April forecast will include the months of April through September). ACG will, within fifteen (15) days from receiving GFES’ forecast, provide its good faith analysis on the capability of Processing GFES’ forecasted needs, but only if such needs exceed the 70% Threshold. ACG’s analysis will be based on whether ACG can exceed the general 70% Threshold, if requested by GFES. If no sand grades exceed the 70% Threshold, then ACG must Process the given amounts of Sand contained in the applicable forecasts. GFES will use its best efforts to notify ACG promptly after any material change in any forecast delivered by GFES to ACG.

4.3 Additional Sand Purchase. ACG may elect to purchase additional sand (the “Additional Sand”) from GFES at a price of $35 per ton for this raw “in ground” unprocessed sand located at the Wet Facilities. The Additional Sand must be processed at the Dry Facility. Quantities and sand grades of Additional Sand must be agreed to in advance by GFES, which such consent shall not be unreasonably withheld. ACG will pay this $35 per ton for the Additional Sand within 30 days from proof of sale of the Additional Sand. GFES will not need to invoice ACG for such Additional Sand, but ACG will promptly pay for the Additional Sand on its own, and will, in connection with such payment, provide proof of the tonnage of Additional Sand removed from the West Facilities and any other documentation requested by GFES to ensure proper payment for the Additional Sand. Notwithstanding anything to the contrary contained herein, except to the extent of GFES’ right of first refusal provided for in Section 4.1 above, no provision of this Agreement shall be interpreted to limit ACG’s right to Process Sand at the Dry Facility only to sand provided by GFES from the Wet Facilities or otherwise.

5. Testing and Quality Assurance. ACG warrants that all Sand Processed for GFES under this Agreement will meet the standards of the API/ISO specifications (“Specifications”) for fracturing sand in effect at the time of Processing of the Sand. GFES will have the opportunity to conduct independent API/ISO testing to ensure the quality of the Sand meets GFES’ requirements prior to final payment. If GFES believes that any Sand mined and refined under this Agreement does not meet the quality set forth in this Agreement, it will notify ACG by telephone, confirmed in writing, not less than seventy-two (72) hours after it receives any gradation report on the subject Sand. For the purposes of this Agreement, the Sand will be considered Processed, once it is mined and refined into API/ISO approved fracturing sand.

In the event that a material change in the Specifications causes a change in the Processing cost, ACG and GFES will cooperate in good faith to determine if an adjustment to the Processing Fee is warranted. The adjustment will be based on the increase or decrease in the actual direct costs associated with the Processing of the Sand as compared to the budgeted costs which gave rise to the agreed on $29 per ton. The Processing Fee will be adjusted to an amount not to exceed the actual direct costs plus twenty five percent (25%), effective from the time of the adjustment.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ACG will maintain on site effective laboratory means for the testing and verification of the refined Sand according to industry approved API/ISO standards and specifications. ACG will test the Sand in accordance with the current customary procedures. The quality and sampling procedures utilized by ACG as of the date of this Agreement are described on EXHIBIT B attached hereto. No changes may be made to these procedures without the consent of GFES.

ACG will keep reasonably complete and accurate records regarding the testing of Sand as well as adequate samples of such Sand and ensure appropriate industry recognized sampling procedures and techniques are utilized and adhered to. GFES will have the right, upon reasonable notice and during ACG’s business hours, to inspect such records to verify that, the Sand meets the Specifications.

6. Term; Option to Extend. This Agreement will remain in effect until ACG Processes three million tons of Sand for GFES. GFES has the option to extend this Agreement for two additional three million tons of Processed Sand once ACG Processes the initial three million tons of Sand for GFES. GFES must make such election in writing to ACG on or before GFES’ consumption of 2.6 million tons of Sand.

7. Payment. GFES will pay to ACG a processing fee of $29 per ton (the “Processing Fee”), plus any and all applicable sales tax, for all Sand ACG Processes for GFES. Thus, the total value of the [***] tons of Processed Sand at $29 per ton shall be [***], subject to adjustment as provided for in Sections 5 and 9. This Processing Fee will be inclusive of all operating costs of the Wet Facilities and Dry Facility, including but not limited to, personnel, general operating expenses, capital equipment purchases, insurance, quality assurance programs, sampling and testing costs, transportation costs, and any government required fees, permits, and licenses needed in connection with the Processing of the Sand. Said Processing Fee does not include the remobilization fee, or fee associated with resetting the mining site. ACG will provide GFES with thirty (30) days prior notice of the need to remobilize and the estimated cost for such remobilization. GFES will reimburse ACG for the actual direct cost of such remobilization. Contemporaneous with the execution of this Agreement, GFES will pre-pay ACG $4,000,000 towards the Processing Fees (the “Advance Fee”). In exchange for the Advance Fee, ACG will credit GFES [***] per ton of Processed Sand on all Sand Processed for GFES, and ACG will credit GFES [***] per ton of Processed Sand for all third party Processed Sand sales, until a total of $4,000,000 is credited back to GFES. In no event shall the Advance Fee repayment exceed forty (40) months, at which time the outstanding balance of said Advance Fee shall be due in full. Further, in the event that GFES exercises its right to lease and operate the Wet Facilities and Dry Facility pursuant to Section 2 herein, any outstanding balance owed on the Advance Fee shall be credited toward the lease amount.

In the event that the GFES disputes with ACG any amounts, in whole or in part, attributable to an invoice, or if an invoice submitted without proper supporting documents, GFES will not be obligated to pay the disputed amount to ACG until said dispute is resolved in accordance with this Agreement. GFES will notify ACG of the amounts in dispute and/or the reason(s) the invoice is not acceptable and GFES will pay the undisputed amount. Upon resolution of the disputed amount, GFES will pay ACG the resolved amount or GFES will request ACG to issue a credit invoice for the unacceptable amount of the disputed invoice. In the event a credit balance is owed by ACG to GFES, ACG will issue a credit memo to GFES for the amount of the credit.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The payment terms are net 30 days. The payment due date will be calculated from the date an invoice which is correct, proper, and prepared in accordance with the stated terms is received by GFES. Invoices for the Processing Fees will be received within 90 days of deliver of the Sand to GFES.

8. FOB Delivery of Sand. Once the Sand is Processed according to the current Specifications, the Sand will be made available by ACG FOB rail or truck at the Dry Plant.

9. Adjustment to Processing Fee. Within thirty days prior the one year anniversary of the Mining Start Date, ACG and GFES will cooperate in good faith to determine if an adjustment to the Processing Fee is warranted. The adjustment will be based on the increase or decrease in the actual direct costs associated with the operation of the Wet Facilities and the Dry Facility, including but not limited to, personnel, general operating expenses, insurance, quality assurance programs, sampling and testing costs, capital equipment purchases, transportation costs, and any government required fees, permits, and licenses needed in connection with the Processing of the Sand as compared to the budgeted costs which gave rise to the agreed on $29 per ton. In no event will the adjustment to the Processing Fee exceed $6 per ton in either direction (i.e., $23 per ton will be the lowest adjusted Processing Fee and $35 will be the highest adjusted Processing Fee). The Processing Fee will be adjusted within these parameters to an amount not to exceed the actual direct costs plus twenty five percent (25%). The adjustment to the Processing Fee will take effect one month after the first anniversary of the Mining Start Date.

10. Representations and Warranties.

10.1 By GFES. GFES warrants and represents to ACG that:

(1) GFES is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified, and licensed under all applicable laws to carry on its business in the places and in the manner as presently conducted. GFES has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contained herein. All corporate action of GFES necessary to approve the transactions has been taken. GFES has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by ACG) this Agreement constitutes a legal, valid and binding obligation of GFES enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by GFES and the consummation of the transactions described in this Agreement do not and will not: (a) violate, conflict with or result in the breach of any provision of any other agreement of GFES, or (b) conflict with or violate any law or governmental order applicable to GFES. The execution, delivery and performance of this Agreement by GFES do not and will not require any consent or action by, filing with or notification to, any governmental authority.

(2) GFES has obtained all required consents and approvals it needs to enter into this Agreement and has the right and authority to enter into this Agreement.

(3) The party signing below on behalf of GFES has the authority to execute and deliver this Agreement on behalf of GFES, and agree to provide evidence thereof to ACG upon request.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2 By ACG. ACG warrants and represents to GFES that:

(1) ACG has not entered into any verbal or written agreement with any other party that would restrict ACG’s ability to construct the mines on the Wet Facilities or to perform the services of ACG as contemplated in this Agreement.

(2) ACG has obtained all required consents and approvals it needs to enter into this Agreement and has the right and authority to enter into this Agreement.

(3) The party(ies) signing below on behalf of ACG have the authority to execute and deliver this Agreement on behalf of ACG, and agree to provide evidence thereof to GFES upon request.

(4) ACG is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized, qualified, and licensed under all applicable laws to carry on its business in the places and in the manner as presently conducted. ACG has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contained herein. All corporate action of ACG necessary to approve the transactions has been taken. ACG has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by GFES) this Agreement constitutes a legal, valid and binding obligation of ACG enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by ACG and the consummation of the transactions described in this Agreement do not and will not: (a) violate, conflict with or result in the breach of any provision of any other agreement of ACG, or (b) conflict with or violate any law or governmental order applicable to ACG. The execution, delivery and performance of this Agreement by ACG do not and will not require any consent or action by, filing with or notification to, any governmental authority.

11. Default.

11.1. Defaults by GFES. GFES will be in default under this Agreement (a “GFES Default”) if any of the following events occurs:

(i) GFES fails to pay any undisputed payment due to ACG under this Agreement within 15 days after written notice of non-payment thereof from ACG; or

(ii) GFES fails to cure, within 30 days after written notice thereof has been given to GFES by ACG, any violation of this Agreement or other breach of an obligation owed by GFES under this Agreement that is susceptible of being cured; or

(iii) GFES breaches any other obligation owed by GFES under this Agreement that is not susceptible of being cured; or

(iv) GFES is adjudged a bankrupt or insolvent, makes a general assignment for the benefit of its creditors, has a trustee or receiver appointed for its property, or files a petition to take advantage of any debtor’s act.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.2 Effect of Default by GFES. Upon the occurrence of a GFES Default, without waiving, and in addition to, any other rights available to ACG at law or in equity, ACG may terminate this Agreement upon written notice to GFES, effective as of the date of such notice In such event, ACG will be entitled to recover the damages, if any, to which it may be entitled under the terms of this Agreement, applicable law or in equity.

11.3 Default by ACG. ACG will be in default under this Agreement (an “ACG Default”) if any of the following events occurs:

(i) ACG fails to cure, within 30 days after written notice thereof has been given to ACG by GFES, any violation of this Agreement or other breach of an obligation owed by ACG under this Agreement that is susceptible of being cured; or

(ii) ACG breaches any other obligation owed by GFES under this Agreement that is not susceptible of being cured; or

(iii) ACG is adjudged a bankrupt or insolvent, makes a general assignment for the benefit of its creditors, has a trustee or receiver appointed for its property, or files a petition to take advantage of any debtor’s act.

11.4 Effect of Default by ACG. Upon the occurrence of an ACG Default, without waiving, and in addition to, any other rights available to GFES at law or in equity, GFES may terminate this Agreement upon written notice to ACG, effective as of the date of such notice. In such event, GFES will be entitled to recover the damages, if any, to which it may be entitled under the terms of this Agreement, applicable law or in equity.

11.5 Computation of Notice Periods. If either GFES or ACG is notified of a violation of this Agreement and the violation is one that cannot be reasonably corrected within the time specified for curing the violation, then no day during which reasonable and diligent efforts are being taken towards the correction of the asserted violation will be counted in computing the time for curing the violation. Notwithstanding the foregoing, in all cases, including circumstances in which reasonable and diligent efforts are being taken towards the correction of a material violation of this Agreement by a party, if the party is still unable to correct the violation within 60 days after notice thereof from the other party, then the other party may, at its option and on notice to the violating party, terminate this Agreement and all of its obligations hereunder.

11.6 Cumulative Remedies. The remedies of GFES and ACG under this Agreement are cumulative and no remedy of GFES or ACG, whether or not exercised by GFES or ACG, will be deemed to be taken to the exclusion of any other.

12. Rentals, Royalties and Other Payments under the Subject Lease. GFES will pay all royalties, rents, and other sums due under the Subject Lease to the Landlord.

13. Sale of Aggregate. ACG shall have the exclusive right to sell aggregate mined from the Wet Facility to third parties. ACG shall pay GFES [***] per ton of aggregate sold plus, ACG will reimburse GFES for all royalty fees paid by GFES under the Subject Lease related to the aggregate.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Within thirty days prior the one year anniversary of the Mining Start Date, ACG and GFES will cooperate in good faith to determine if an adjustment to the [***] per ton payment on aggregate sales is warranted. This [***] per ton amount will be adjusted to an amount not to exceed thirty percent (30%) of the actual profit realized from such aggregate sales. This adjustment will take effect one month after the first anniversary of the Mining Start Date.

14. Insurance. At all times during the term of this Agreement, ACG will carry, at its own expense and with deductibles for its own account, with insurance providers satisfactory to GFES and authorized to do business in the state or states in which any work or services are to be performed or rendered under this Agreement, the following insurance coverages:

A. Worker’s Compensation and Employer’s Liability Insurance, in accordance with all applicable state and Federal laws and endorsed specifically to include the following:

1. Employer’s Liability, including Occupational Disease, subject to a limit of liability of not less than $1,000,000 any one accident.

2. Waiver of Subrogation against the Company Group.

B. Commercial General Liability Insurance, with limits of liability for bodily injury and for property damage of not less than $1,000,000 any occurrence. Such insurance will include the following:

1. Contractors’ Protective Liability, covering liability for work sub-let.

2. Contractual Liability, insuring the indemnity agreements contained in this contract.

3. Coverage for damage due to collapse of or structural injury to any building or structure due to excavation, tunneling, pile driving, cofferdam or caisson work or dredging; to moving, shoring, underpinning, raising, or demolition of any building or structure, or removal or rebuilding of any structural support thereof; to blasting or explosions; or to wires, conduits, pipes, mains, sewers, tanks, funnels or any other property below the surface of the ground.

C. Commercial Automobile Liability Insurance, with limits of liability for bodily injury and for property damage of not less than $1,000,000 any one occurrence. Such Coverage will include owned, hired and non-owned vehicles.

D. Excess Liability Insurance, with limits of liability for bodily injury and property damage of not less than $5,000,000 any one occurrence.

All insurance policies of ACG (and its subcontractors, if any), will expressly waive subrogation as to GFES. Each policy, other than worker’s compensation policies, will name GFES as additional insured, for obligations undertaken and liabilities assumed by ACG under this Agreement. However, GFES and ACG agree that the insurance requirements contained in this Section 14 are for the purpose of supporting ACG’s indemnity obligations. The insurance requirements do not take precedence over or supersede the indemnity obligations that ACG owes to GFES. ACG’s insurance will be primary only in

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

those instances where the injury or damage being complained of is the responsibility of ACG under the terms of this Agreement and will have no application to those risks specifically allocated to GFES under this Agreement or to matters not addressed herein.

ACG has furnished GFES with certificates of insurance evidencing the overage and condition required by this Agreement. The certificates will provide for not less than 30 days written notice to GFES in the event of cancellation or material change.

For all work performed in, or off the coast of, Louisiana, ACG will, as a separate line item, bill, or have its brokers or underwriters bill, GFES for all premiums incurred in obtaining additional insured coverage, waivers of subrogation and other endorsements. Such invoices will be paid once ACG has demonstrated to GFES’s satisfaction that such insurance has been obtained. Both parties agree that the GFES is paying the premium for all material parts of the cost of insurance provided to GFES by ACG. ACG is not paying for any material part of the insurance coverage afforded to GFES.

15. Liability, Claims and Lawsuits; Indemnities

15.1 No other provisions of this Agreement, including the limits of insurance required by this Agreement, will limit the obligations, indemnities, and liabilities assumed by ACG under this Agreement and such obligations, indemnities, liabilities will survive the termination of this Agreement. If it is judicially determined that any of the indemnity obligations under this Agreement are invalid, illegal or unenforceable in any respect, said obligations will automatically be amended to conform to the maximum monetary limits and to any other provisions in the applicable law for so long as the law is in effect.

15.2 This Section is intentionally left blank.

15.3 GFES and ACG Personal Injury and Property Damage

(a) ACG. ACG will hold harmless, release, defend and indemnify GFES, its directors, agents, employees, insurers, stockholders, and affiliates and to the fullest extent permitted by applicable law, from and against any and all losses, damages, claims, suits, liabilities, judgments, causes of action and expenses (including reasonable attorneys’ fees and other costs of litigation as well as any fees and costs to enforce the provisions of this Agreement) caused by, arising out of, in connection with or incidental to any work conducted or services performed pursuant to this Agreement, or resulting from or in any way related to the services or work performed hereunder, including but not limited to vessel and cargo operations, for (i) bodily/personal injury, disease or death of ACG’s or its subcontractor’s employees, including employees of any affiliates of ACG or ACG’s subcontractors, or (ii) damage to property which is owned, leased, or under the control of ACG or ACG’s subcontractors including property of any affiliates of ACG or ACG’s subcontractors and which property is utilized in or directly involved in related to the services or work performed under this Agreement WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF WHETHER ACTIVE, PASSIVE, SOLE, JOINT, OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY WITHOUT FAULT, OF ACG, ACG’S SUBCONTRACTORS, GFES OR OF ANY PARTY OR PARTIES, INCLUDING BUT NOT LIMITED TO ANY CLAIM(S) BASED ON THE WARRANTY OF SEAWORTHINESS, AND ANY PRE-EXISTING CONDITION, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GFES.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) GFES. GFES will hold harmless, release, defend and indemnify ACG, its directors, agents, employees, insurers ,stockholders and affiliates to the fullest extent permitted by applicable law, from and against any and all losses, damages, claims, suits, liabilities, judgments, causes of action and expenses (including reasonable attorneys’ fees and other costs of litigation as well as any fees and costs to enforce the provisions , of this Agreement) caused by, arising out of, in connection with or incidental to any work or services conducted pursuant to this Agreement, or resulting from or in any way related to the work or services performed hereunder, including but not limited to vessel and cargo operations, for (i) bodily/personal injury, disease or death of GFES’s employees, including employees of any affiliate of GFES, or (ii) damage to property which is owned, leased, or under the control of ACG or ACG’s subcontractors including property of any affiliates of ACG or ACG’s subcontractors and which property is utilized in or directly involved in related to the services or work performed under this Agreement, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF WHETHER ACTIVE, PASSIVE, SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY WITHOUT FAULT, OF GFES, ACG OR OF ANY PARTY OR PARTIES, INCLUDING BUT NOT LIMITED TO ANY CLAIM(S) BASED ON THE WARRANTY OF SEAWORTHINESS, AND ANY PRE-EXISTING CONDITION, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ACG AND/OR ITS SUBCONTRACTORS.

15.4 Third Party Personal Injury/Property. ACG and GFES will hold harmless, release, defend and indemnify the other party in proportion to the amount or percentage of fault attributed to each party for any losses, damages, claims, suits, liabilities, judgments, and causes of action when brought by third parties which are not parties to this Agreement and are not otherwise provided for in the preceding sub-article, for bodily/personal injury, disease or death, or property damage caused by, arising out of, in connection with or incidental to any services or work conducted pursuant to this Agreement, or resulting from or in any way related to the services or work performed hereunder, including but not limited to vessel and cargo operations. For the purposes of this provision a third party will include other contractors of ACG which are not subcontractors for the purposes of work or services performed under this Agreement and any other party who is not in contractual privity with ACG or GFES for any services or work performed pursuant to this Agreement.

15.5 Pollution Liability. ACG will release, indemnify, defend and hold harmless GFES for any clean up costs and damages, including losses, claims, suits, liabilities, judgments, causes of action, fines and/or penalties and any other expenses (including reasonable attorneys’ fees and other costs of litigation as well as any fees and costs to enforce the provisions of this Agreement), caused or incurred in whole or in part as a result of any pollution emanating from any property owned or controlled by ACG or its subcontractors including any products, tools or equipment owned by or in the possession and control of ACG or its subcontractors arising out of or in any way related to any services or work performed by ACG or its subcontractors under this Agreement REGARDLESS OF THE NEGLIGENCE, FAULT OR STRICT LIAIBLITY OF ACG, ITS SUBCONTRACTORS, OR ANY OTHER ENTITY.

15.6 Access. GFES will have access to the Wet Facilities and the Dry Facility at its sole risk and expense at all reasonable times to inspect operations, records and data pertaining to the Processing of the Sand, and will indemnify ACG for all damages it occasions ACG’s operations during such visits.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16. Confidential Information.

16.1 Confidential Information. ACG and GFES acknowledge that by virtue of this Agreement, each of them may be given access to information that is confidential to the other party or parties, including but not limited to any and all data, methods of conducting business, technical information, sketches, calculations, plans, letters, memoranda, drawings, specifications, the names of patients or prospective patients, patient records, methods of conducting business, business and marketing plans, financial information, technical information and other information of any kind or nature not generally available to the public pertaining to the business of ACG or GFES (“Confidential Information”). Each of the parties agrees that it will not, during the term of this Agreement or at any time thereafter, directly or indirectly furnish or divulge to any individual, firm, corporation, or entity of any nature, other than ACG or GFES, any Confidential Information of another party (an “affected party”) without the prior written consent of the affected party. Without the prior written consent of the affected party, no party will, during or after the term of this Agreement, directly or indirectly use any Confidential Information of an affected party except in connection with the Services provided by GFES or ACG under this Agreement, and no party will publish or disclose any Confidential Information except (after obtaining the prior consent of the affected party) to persons to whom disclosure of Confidential Information is necessary in the performance of GFES’s or ACG’s duties under this Agreement. Each party will cause any and all of its employees, officers, owners, and representatives to whom it discloses any Confidential Information as allowed by this Agreement to abide by the terms of this Agreement, and will also use all reasonable efforts to prevent unauthorized use or disclosure of Confidential Information.

16.2 Remedies. In the event of a breach or a threatened breach by a party of any of the provisions of this Section 16, in addition to and not in limitation of, any other rights, remedies, or damages available at law or in equity, the affected party will be entitled to a permanent injunction in order to prevent or restrain the breach by the party breaching or threatening to breach this section. This section 16 will survive the termination of this Agreement.

17. Audit. ACG will retain all pertinent books, payrolls, and records relating to work and services to be provided under this Agreement for a period of 24 months after final acceptance thereof. Within fifteen (15) business days from GFES’ written request for such an audit, ACG will make such records available to GFES and grant the appropriate representatives of GFES access to and the right to audit the books, payroll, and records maintained by ACG relating to any of the work, services, or goods contemplated by this Agreement.

18. Laws and Regulations. This Agreement and operations hereunder are subject to all applicable laws, rules, regulations and orders, and any provision of the Agreement found to be contrary to or inconsistent with any such law, rule, regulation or order will be deemed modified accordingly. This Agreement, and all activities or operations conducted by the parties under this Agreement, are expressly subject to, and will comply with, all laws, orders, rules, and regulations of all federal, state, and local governmental authorities having jurisdiction. ACG agrees to comply, and to cause all its personnel to comply, with all laws, rules, and regulations, federal, state, municipal, or foreign which are now or may, in the future, become applicable to the services to be provided under this Agreement. ACG further agrees to pay all taxes, licenses, and fees levied or assessed in connection with or incident to the services to be provided under this Agreement by any governmental agency, including without limitation, unemployment compensation insurance, old age benefits, social security, or any other assessments or taxes upon wages of ACG and its personnel. ACG agrees to reimburse GFES, on demand, for all such taxes or governmental charges, state or federal, that GFES may be required or deem it necessary to pay

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

on account of ACG or ACG personnel. ACG agrees to furnish GFES with the information required to enable it to make the necessary reports and pay such taxes or charges. At its election, GFES is authorized to deduct all sums so paid for such taxes and governmental charges from such amounts as may be or become due to ACG hereunder.

19. Force Majeure

19.1 Notice. If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that party will give the other prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, will be suspended during, but no longer than, the continuance of the force majeure. The affected party will use reasonable diligence to remove the force majeure as quickly as possible.

19.2 Force Majeure. The term “force majeure” as herein employed will mean an act of God, strike or other labor dispute, lockout, or other industrial disturbance, act of the public enemy, war, terrorist act, a civil disturbance, blockade, public riot, lightning, fire, storm, flood, hurricane, loop current/eddy, explosion, oil spill or other environmental catastrophe, governmental restraint, unavailability of equipment and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

20. General Provisions

20.1 Notices. All notices required or permitted under this Agreement must be in writing and may be delivered in person, via a reputable express carrier, by facsimile (if confirmed), or by U.S. mail, postage prepaid, registered or certified mail, return receipt requested, to the respective party at its address or addresses set forth below:

If to ACG:	Alliance Consulting Group, L.L.C.

3201 General DeGaulle Drive

Suite 200

New Orleans, Louisiana 70114

Attn: Jerry Crump

If to GFES:	Green Field Energy Services, Inc.

4023 Ambassador Caffery

Suite 200

Lafayette, LA 70503

Attn: John Horgan

With a copy to:	Babineaux, Poche, Anthony & Slavich, L.L.C.

1201 Camellia Blvd., Suite 300

Lafayette, LA 70508

Attn: Frank S. Slavich, III

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notice sent by U.S. mail will be deemed delivered when deposited with the U.S. Postal Service. Notice sent by a reputable express carrier will be deemed delivered on the day receipted for by the party or its agent. Notice sent by facsimile will be deemed delivered on the date that delivery is confirmed. Any party may change the place at which notice is to be given, by giving the other parties written notice of the change in the manner set forth in this section.

20.2 Applicable Law. This Agreement is governed by and must be interpreted under Louisiana law, without regard to its choice-of-law provisions.

20.3 Dispute Resolution. The parties agree to submit any and all disputes arising hereunder, or relating in any manner hereto, to binding arbitration before a panel of three arbitrators, with one arbitrator selected by each party and the third arbitrator selected by the two arbitrators selected by the parties, who will proceed in accordance with the procedures of the Forum Code of Procedure of the National Arbitration Forum. The arbitrators will have full authority to render any ruling in law or in equity and to assess costs against any party(ies) they deem appropriate. Such arbitration will be held in Lafayette, Louisiana. The parties acknowledge that a breach of or a default under any of the terms and conditions of this Agreement may, in some cases, result in irreparable harm, and in such case, any remedies that the parties may have at law may be insufficient. Accordingly, the parties agree that in the case of a breach or default that could cause irreparable harm, nothing contained in this Section 20.3 will deny the aggrieved party of the right to seek injunctive relief in any court having jurisdiction.

20.4 Jurisdiction. Subject to the arbitration provision set forth above, each party agrees to submit to the personal jurisdiction and venue of the state and federal courts in the State of Louisiana in Lafayette, Louisiana, and waives all questions of personal jurisdiction and venue, including, without limitation, the claim or defense that such courts constitute an inconvenient forum.

20.5 Expenses of Enforcement. In the event of a dispute, controversy or claim, arising out of or related to any provision of this Agreement, the prevailing party will be entitled to collect from the unsuccessful party or parties all costs and expenses, including reasonable attorney’s fees, incurred by the prevailing party and exercised in defending any of the rights or remedies under this Agreement or enforcing any of the terms, conditions or provisions of this Agreement.

20.6 Severability. If any part of this Agreement is held to be indefinite, invalid, or otherwise unenforceable, the rest of the Agreement will continue in full force.

20.7 Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior oral agreements of the parties. The parties acknowledge and agree that they have read this entire Agreement, and that this Agreement is the product of considerable negotiation between parties who stand upon equal footing. This Agreement may not be changed orally, but may be amended only in writing signed by both parties.

20.8 Binding Effect. This Agreement is binding on the parties and their heirs, successors, and assigns.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.9 Joint Drafting. The parties have jointly participated in negotiating and drafting this Agreement. If any question of intent or interpretation arises, this Agreement will be construed as if drafted by all parties.

20.10 Additional Actions. Each party agrees to execute additional instruments and take additional actions reasonably requested by the other parties to confirm or otherwise to carry out the intent and purposes of this Agreement.

20.11 Waiver. A party’s waiver of enforcement of any of this Agreement’s terms or conditions will be effective only if in writing. A party’s specific waiver will not constitute a waiver by that party of any earlier, concurrent, or later breach or default.

20.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which is considered an original, but all of which are considered one instrument.

20.13 Headings. All headings are for reference purposes only and do not affect the interpretation of this Agreement.

20.14 Gender; Singular and Plural. Wherever the context so requires, the neuter will include the masculine and the feminine, and the singular will include the plural, and conversely.

20.15 Exhibits. All schedules and exhibits are fully incorporated into this Agreement.

20.16 Assignment. ACG may not assign its obligations under this Agreement to any person or entity without GFES’s prior written consent, which consent may not be unreasonably withheld.

20.17 Survival. All of the indemnities and all other provisions that by their nature would survive the termination, cancellation, or expiration of this Agreement will survive the termination, cancellation, or expiration of this Agreement.

Alliance Consulting Group, L.L.C.

BY:	/s/ Marc J. Distefano
Name: Marc J. Distefano
Title: Chief Operating Officer

Green Field Energy Services, Inc.

BY:	/s/ Enrique Fontova
Name: Enrique Fontova
Title: President

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

STATE OF LOUISIANA

PARISH OF Lafayette

ON THIS 23 day of January, 2012, before me appeared Marc J Distefano, to me personally known, who, being by me duly sworn, did say that he is the COO of Alliance Consulting Group, L.L.C. and that the foregoing instrument was signed in behalf of said limited liability corporation, and said Tait Faulk acknowledges said instrument to be a free act and deed of said corporation.

/s/ Carolyn B. Blanchard
Notary Public in and for Lafayette Parish, State of Louisiana
Name: Carolyn B. Blanchard
Notary Number: 030531

STATE OF LOUISIANA

PARISH OF LAFAYETTE

ON THIS 23 day of January , 2012, before me appeared Enrique Fontova, to me personally known, who, being by me duly sworn, did say that he is the President for Green Field Energy Services, Inc. and that the foregoing instrument was signed in behalf of said corporation by authority of its Board of Directors, and said Earl Blackwell acknowledges said instrument to be a free act and deed of said corporation.

/s/ Carolyn B. Blanchard
Notary Public in and for Lafayette Parish, State of Louisiana
Name: Carolyn B. Blanchard
Notary Number: 030531

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.